UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

                            DATAJUNGLE SOFTWARE INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   23804C 10 3
                                 (CUSIP Number)

                               September 13, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23804C 10 3

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1)    Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only)

      Robert B. Prag; ###-##-####
      The Del Mar Consulting Group, Inc. 33-0858-160
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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) |_|
                                                                        (b) |_|
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3)    SEC Use Only


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4)    Citizenship or Place of Organization

      USA
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Number of Shares  5)    Sole Voting Power
Beneficially
Owned by Each           529,732 - Robert B. Prag
Reporting               2,013,231 - The Del Mar Consulting Group, Inc.
Person With       --------------------------------------------------------------
                  6)    Shared Voting Power

                        2,542,963
                  --------------------------------------------------------------
                  7)    Sole Dispositive Power

                        529,732 - Robert B. Prag
                        2,013,231 - The Del Mar Consulting Group, Inc.
                  --------------------------------------------------------------
                  8)    Shared Dispositive Power

                        2,542,963
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,013,231 - The Del Mar Consulting Group, Inc.
      2,542,963 - Robert B. Prag
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10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                     |_|

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11)   Percent of Class Represented by Amount in Item 9

      The Del Mar Consulting Group, Inc. - 5.5%
      Robert B. Prag - 6.9%
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12)   Type of Reporting Person (See Instructions)

      Robert B. Prag - Individual
      The Del Mar Consulting Group, Inc. - a California Corporation
--------------------------------------------------------------------------------

ITEM 1.

(A)   DATAJUNGLE SOFTWARE INC.
      (NAME OF ISSUER)

(B)   1 Hines Road, Suite 202 Ottawa, Ontario, Canada, K2K 3C7
      (ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE)

ITEM 2.

(A)   NAME OF PERSONS FILING -
      The Del Mar Consulting Group, Inc. and Robert B. Prag

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE - 12220 El Camino Real; Suite 400; San Diego, CA 92130

(C)   CITIZENSHIP -
      USA

(D)   TITLE OF CLASS OF SECURITIES -
      Common

(E)   CUSIP NUMBER -
      23804C 10 3

ITEM 3.

      If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   |_| An investment adviser in accordance with 240.13d-
            1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:
            2,013,231 - The Del Mar Consulting Group, Inc.
            2,542,963 - Robert B. Prag

      (b)   Percent of class:
            The Del Mar Consulting Group, Inc. - 5.5%
            Robert B. Prag - 6.9%

      (c)   Number of shares as to which the person has:
            529,732 - Robert B. Prag
            2,013,231 - The Del Mar Consulting Group, Inc.

            (i)   Sole power to vote or to direct the vote:
                  529,732 - Robert B. Prag
                  2,013,231 - The Del Mar Consulting Group, Inc.

            (ii)  Shared power to vote or to direct the vote:
                  2,542,963

            (iii) Sole power to dispose or to direct the disposition of:
                  529,732 - Robert B. Prag
                  2,013,231 - The Del Mar Consulting Group, Inc.

            (iv)  Shared power to dispose or to direct the disposition of:
                  2,542,963

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION.

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:

                                    By: /s/
                                        ----------------------------
                                        Name: Robert B. Prag
                                        Title: Individual

                                    By: /s/
                                        ----------------------------
                                        Name: The Del Mar Consulting Group, Inc.
                                        Robert B. Prag
                                        Title: President